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Exhibit 99.3

CONSENT OF NOMINEE FOR DIRECTOR

        I hereby consent to being named as a person who will become a director of Global GP LLC, a Delaware limited liability company and the general partner of Global Partners LP, a Delaware limited partnership (the "Partnership"), in the Registration Statement on Form S-1 (SEC File No. 333-124755) filed by the Partnership with the Securities and Exchange Commission (the "Registration Statement"), to the disclosure under the caption "Management" in the Registration Statement and to the filing of this consent as an exhibit to the Registration Statement.

Date: August 15, 2005

/s/ KENNETH I. WATCHMAKER Kenneth I. Watchmaker

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CONSENT OF NOMINEE FOR DIRECTOR